POWER OF ATTORNEY
FOR
SECURITIES AND EXCHANGE COMMISSION
AND RELATED FILINGS
___________________

Each of the undersigned Trustees and Officers of THE MASTERS’ SELECT FUNDS TRUST (the “Trust”) hereby appoints KENNETH E. GREGORY, JOHN M. COUGHLAN, JULIE ALLECTA, KEITH SHINTANI AND MICHAEL RICKS (with full power to each of them to act alone), his attorney-in-fact and agents, in all capacities, to execute and to file any documents relating to the Registration Statements on Forms N-1A and N-14 under the Investment Company Act of 1940, as amended, and under the Securities Act of 1933, as amended, and under the laws of all states and other domestic and foreign jurisdictions, including any and all amendments thereto, covering the registration and the sale of shares by the Trust, including all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive orders, rulings or filings of proxy materials.  Each of the undersigned grants to each of said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as the undersigned could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Each undersigned Trustee and Officer hereby executes this Power of Attorney as of this 4th day of March, 2008.

/s/A. George Battle	/s/Harold M. Shefrin
A. George Battle, Trustee	Harold M. Shefrin, Trustee

/s/Frederick August Eigenbrod, Jr.	/s/Craig A. Litman
Frederick August Eigenbrod, Jr., Trustee	Craig A. Litman, Secretary Treasurer and Trustee

/s/Kenneth E. Gregory	/s/Taylor M. Welz
Kenneth E. Gregory, President and Trustee	Taylor M. Welz, Trustee

/s/John Coughlan
John Coughlan, Treasurer